Exhibit 10.1

AGREEMENT made this 18th day of August, 2009, by and between Therinject LLC, whose principal place of business is 10439 Roselle St Ste E hereinafter referred to as "Therinject", Steven Josephs, whose address is 1129 Rising Hill Way, Escondido, CA 92029 hereinafter referred to as “Josephs” and Bio-Matrix Scientific Group, Inc., whose principal place of business is 8885 Rehco Road, San Diego, California 92121, hereinafter referred to as "Company". Collectively, the Company, Therinject and Josephs may be referred to as the “Parties” or, singularly as “Party”

WHEREAS, the Company desires to:

(a) Engage in the acquisition, manufacture and sale of medical devices utilized for the therapeutic delivery of cells, proteins and/or amino acids (“Medical Delivery Devices”):

(b) Engage in the operation of a tumor banking facility

(c) Engage in the development and marketing of a therapeutic cancer vaccine utilizing the medical device of (a) for initial use in veterinary applications (“Cancer Vaccine”).

WHEREAS,

Therinject and Josephs desire to assist the Company in the above-mentioned objectives in accordance with the Terms and Conditions of this Agreement

THEREFORE, It is Agreed as follows

1. Representations and Warranties

(a) Company hereby represents and warrants to Therinject and Josephs as follows:

(i) Corporate Existence of Company. Company (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware  and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(ii) No Conflicts. None of the execution, delivery and performance of this Agreement by Company, or the consummation of the transactions contemplated hereby and thereby (a) constitutes or will constitute a violation of the organizational documents of Company, (b) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of Trust, loan agreement, lease or other agreement or instrument to which Company is a party or by which Company or any of its properties may be bound, (c) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to Company or any of its properties in a proceeding to which its property is or was a party.

(b) Therinject and Josephs hereby represent and warrant to Company as follows:

(i) Therinject (a) is a Limited Liability Company duly formed, validly existing and in good standing under the laws of the State of California and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(i) No Conflicts. None of the execution, delivery and performance of this Agreement by Therinject and/or Josephs , or the consummation of the transactions contemplated hereby and thereby (a) constitutes or will constitute a violation of the organizational documents of Therinject, (b) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of Trust, loan agreement, lease or other agreement or instrument to which Therinject and/or Josephs is a party or by which Therinject and/or Josephs may be bound, (b) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to Therinject and/or Josephs.

2. Consulting Fee. Josephs, as an independent consultant and not as an employee of Bio-Matrix, shall receive a consulting fee (Exhibit A) to be paid by the Company for a period of one year from September 1, 2009.

3. Consideration to Therinject.  As consideration for services to be rendered by Therinject pursuant to this Agreement, Therinject shall receive from the Company

(a)  royalty payments from the Company in accordance with Exhibit B

(b) 2.5 million common shares of the company in accordance with Exhibit C.

4. Indemnification.

(a)	The Company hereby agrees to indemnify and hold harmless the other Parties against any and all liability, claims, suits, losses, costs and legal fees caused by, arising out of, or resulting from any negligent act or omission of the Company in the performance and/or failure to perform the Company’s duties pursuant to this Agreement.
(b)	Therinject hereby agrees to indemnify and hold harmless the other Parties against any and all liability, claims, suits, losses, costs and legal fees caused by, arising out of, or resulting from any negligent act or omission of Therinject in the performance and/or failure to perform Therinject’s duties pursuant to this Agreement.
(c)	Josephs hereby agrees to indemnify and hold harmless the other Parties against any and all liability, claims, suits, losses, costs and legal fees caused by, arising out of, or resulting from any negligent act or omission of Josephs in the performance and/or failure to perform Joseph’s duties pursuant to this Agreement.

5. Intellectual Property.

(a)	Any and all intellectual property (i) resulting from the efforts of the Parties pursuant to this agreement and (b) comprising or materially related to the Cancer Vaccine shall become the property of Entest BioMedical, Inc., a Nevada corporation which is a majority owned subsidiary of the Company.
(b)	Any and all intellectual property (i) resulting from the efforts of the Parties pursuant to this agreement and (b) not comprising or materially related to the Cancer Vaccine shall be owned 50% by Therinject and 50% by Entest.
(c)	The Company shall have the right of first refusal in regards to any sale or other assignment by any Party of any intellectual property described in 5(b)
(d)	Execution of this Agreement shall bestow upon the Company an exclusive worldwide license, not subject to any expiration, to develop, manufacture, market and sublicense products or services based on the intellectual property described in 5(b)

6. Expenses. Each Party to this Agreement shall be responsible for their own expenses explained in Exhibit D which may be incurred in connection with this Agreement and the performance of their respective obligations thereunder.

7. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by any Party, in whole or in part, without the each other Party’s prior consent in that Party’s sole discretion except as follows:

The Company may assign its rights and duties pursuant to this Agreement to Entest Biomedical, Inc., a Nevada corporation which is currently a majority owned subsidiary of the Company, in its sole discretion.

8. Entire Agreement. This Agreement represents the full and complete agreement between the parties and supersedes all previous agreements between the parties. Any supplemental amendments to this Agreement shall not be binding upon either party unless executed in writing by the parties hereto.

9. Invalid by Operation of Law.  If any section or part of this Agreement is held to be invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any section or part should be restrained by such tribunal, the remainder of the Agreement shall not be affected thereby and the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory replacement for such section or part.

10.  Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof.  For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in San Diego County, State of California.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 18th day of August, 2009.

/s/David Koos	/s/Stephen Josephs
Bio-Matrix Scientific Group Inc.	Therinject LLC
By Its: CEO	By Its: Executive Manager
David R. Koos	Steven Josephs

EXHIBIT A:

Josephs Consideration:

Pursuant to this Agreement, Josephs shall receive a consulting fee from the Company in the amount of $150,000 to be paid in twelve monthly installments of $12,500. (“Fee Installments”)

At the Company’s sole discretion, each Fee Installment may be paid in either of:

(a)	Cash
(b)	Common shares of the Company’s stock registered under the Securities Act of 1933 on Form S-8 valued at closing bid price per share on the date of issuance or
(c)	Any combination of the above having a value of $12,500

Fee Installments to be paid under this Exhibit A may be discontinued by the Company in the event of

(a)	the expiration of a continuous period of 90 calendar days during which Josephs is unable to perform his material duties pursuant to this Agreement due to physical or mental incapacity
(b)	Josephs’ failure or refusal to perform actions which are consistent with the scope and nature of Joseph’s duties and responsibilities as set forth in this Agreement which failure or refusal continues after notice thereof and a reasonable time to cure; such reasonable time to be a period of not more than 90 days.
(c)	any intentional act having the purpose and effect of injuring the reputation, business or business relationships of the Company in any material respect;

Exhibit B.

Therinject shall be entitled to receive from the Company yearly royalty payments equal to 2.5% of revenues generated by the Company as a result of:

The Company’s operation of a Tumor Banking facility, provided that such Tumor banking activities have occurred as a direct result of Therinject’s material  contributions pursuant to this Agreement

Sales by the Company of Medical Delivery devices, provided that such sales have occurred as a direct result of Therinject’s material contributions pursuant to this Agreement

Sales by the Company of the Cancer Vaccine, provided that the development and marketing of such Cancer Vaccine has occurred as a direct result of Therinject’s material contributions pursuant to this Agreement.

Exhibit C.

2,500,000 shares (“Shares”) are to be paid to Therinject on or before October 1, 2009. Therinject shall have full voting, dividend and other rights with respect to all of the Shares from the date of grant, provided, however, that Therinject agrees to the following restrictions on transfer on the Shares .

(1) The Shares  may not be sold, transferred, assigned, pledged or  otherwise encumbered or disposed of by the Therinject (“Share Restrictions”) except as follows:

(i) Share Restrictions on 250,000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement , of all of  the following:

1.	Execute agreement from a company that has an immuno isolation device the Company can acquire or manufacture for research purposes and potentially re-sale purposes
2.	Set to receive or manufacture immuno isolation devices

(ii) Share Restrictions on 250,000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement, of all of the following:

1.	Establishment of satisfactory protocols in place for tumor cell banking
2.	Storage Facility brought on-line and functional for tumor cell storage
3.	Documentation and Patient Database for cell storage
4.	Tumor cell storage and viability testing protocols in place
5.	Procedure for device loading in place.
6.	First shipments of Immuno isolation devices to Bio-Matrix or completion of first manufacturing runs of Immuno isolation devices

(iii) Share Restrictions on 250,000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement, of all of the following:

1.	Veterinary medicine distributor and/or other large distribution agreement – vesting
2.	Setup and formalize contacts with target Veterinarians --
3.	Animal protocol development--
4.	Consent form finalization --
5.	Shipping and Receiving protocols --
6.	Hire and train personnel
7.	Treat 10 dogs for safety

(iv) Share Restrictions on 500,000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement, of all of the following:

Establish operational containment and storage of tumor cells:

1.	Receipt of orders for Immuno isolation devices for vaccine treatment
2.	Receipt of first Tumor cells for storage and vaccine treatment using Immuno isolation devices
3.	Completion of process refinements for cancer treatment and finalization of treatment protocols

(v) Share Restrictions on 375, 000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement, of all of the following:

1.	Completion of an efficacy runs in 100 dogs
2.	Completion of GMP manufacturing of Vaccine

(vi) Share Restrictions on 875, 000 of the Shares will expire upon the successful completion, due primarily to the contributions of Therinject pursuant to this Agreement, of all of the following:

1.	Shipping of 1,000 devices to veterinarians

In the event that all of the above events giving effect to expiration of share restrictions shall not have occurred by or before September 1 2010, any and all of the Shares upon which Share Restrictions shall not have expired shall be returned by Therinject to the Company for cancellation by the Company.

Therinject agrees that any Shares to be issued pursuant to this Agreement shall contain the following, or a substantially similar, restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS  AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

Exhibit D

Personal travel expenses to the Bio-Matrix and Entest facilities located in San Diego will be covered by Steven Josephs through the consulting fees paid to him according to Exhibit A.

Expenses relating to the facilities, infrastructure (including necessary personnel), raw materials, manufacturing, insurances, and all other expenses related to the successful completion of Exhibit C shall be the responsibility of Bio-Matrix and Entest.

Expenses regarding intellectual property including legal fees and patent filings related to Section 5 of this Agreement will be the responsibility of Entest and Bio-Matrix.